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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3) and the related Prospectus of Tekelec for the registration of $125,000,000 of its 2.25% Senior Subordinated Convertible Notes due 2008 and 6,361,325 shares of its common stock, of our report dated February 24, 2003 (except for Note 13 as to which the date is June 11, 2003), with respect to the financial statements of Santera Systems Inc. for the year ended December 31, 2002 included in the Current Report on Form 8-K/A of Tekelec dated June 11, 2003, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Dallas, Texas
September 12, 2003